Exhibit 99.1

Farmer Bros. Co. Reports Second Quarter Fiscal 2019 Financial Results

NORTHLAKE, Texas, Feb. 11, 2019 (GLOBE NEWSWIRE) - Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its second fiscal quarter ended December 31, 2018.

Second Quarter Fiscal 2019 Highlights:

•	Volume of green coffee processed and sold decreased by 1.7 million pounds to 27.4 million pounds, a 5.8% decrease over the prior year period;

◦	Green coffee pounds processed and sold through our DSD network were 9.9 million, or 36.0% of total green coffee pounds processed and sold

◦	Direct ship customers represented 17.0 million, or 62.2%, of total green coffee pounds processed and sold

◦	Distributor customers represented 0.5 million pounds, or 1.8%, of total green coffee pounds processed and sold

•	Net loss was $(10.1) million compared to net loss of $(17.1) million in the prior year period; and

•	Adjusted EBITDA was $12.4 million compared to $10.5 million in the prior year period.*

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

“As we pass the halfway mark in fiscal 2019, while sales were softer than anticipated during the quarter, our team has continued to make progress in executing our strategy and implementing initiatives to strengthen our platform,” said Mike Keown, President and CEO. “Our results in the second quarter reflect the realization of the synergies from the Boyd’s acquisition and we are pleased to have improved Adjusted EBITDA by 18%, while also remaining on track to achieve our targeted range for the fiscal year of $49 million to $52 million. We are making headway in optimizing our DSD routes and consolidating branches, while also continuing to enhance our street sales teams. Our team continues to focus on adding new customers as well as increasing business with existing customers. Looking forward, we remain optimistic about Farmer Brothers’ long-term growth opportunities and we believe that we have the right foundation in place to deliver value for our shareholders.”

Second Quarter Fiscal 2019 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three and six months ended December 31, 2018 and 2017 (unaudited). Reported prior periods have been retrospectively adjusted to reflect the impact of certain changes in accounting principles and corrections to previously issued financial statements adopted in the fourth quarter of fiscal 2018, and the adoption of new accounting standards in the three and six months ended December 31, 2018 that required retrospective application.

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
(In thousands, except per share data)
Income statement data:
Net sales	$159,773	$167,366	$307,213	$299,079
Gross margin	33.3%	33.6%	33.0%	34.2%
Income (loss) from operations	$502	$10	$(1,576)	$1,854
Net loss	$(10,100)	$(17,060)	$(13,086)	$(16,220)
Net loss available to common stockholders per common share—diluted	$(0.60)	$(1.03)	$(0.79)	$(0.98)

Operating data:
Coffee pounds	27,398	29,086	52,845	52,301
EBITDA	$(3,188)	$8,666	$1,470	$17,874
EBITDA Margin	(2.0)%	5.2%	0.5%	6.0%
Adjusted EBITDA	$12,443	$10,510	$23,410	$22,958
Adjusted EBITDA Margin	7.8%	6.3%	7.6%	7.7%

Other data:
Capital expenditures related to maintenance	$7,104	$7,247	$12,567	$11,757
Total capital expenditures	$15,332	$8,474	$23,120	$16,249
Depreciation and amortization expense	$7,902	$8,077	$15,630	$15,330

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Net sales in the second quarter of fiscal 2019 were $159.8 million, a decrease of $7.6 million, or 4.5%, over the prior year period. The decline was driven primarily by lower volume in our direct ship business, the impact of lower coffee prices for our cost plus customers, a reduction in industrial soup base revenues associated with the Boyd business acquisition which we stopped selling in the first quarter of the current fiscal year, and a decline in revenues sold through our DSD network.

Gross profit in the second quarter of fiscal 2019 was $53.2 million, a decrease of $3.0 million, or 5.4% over the prior year period and gross margin decreased to 33.3% from 33.6%. The decrease in gross profit in the second quarter of fiscal 2019 was primarily due to higher coffee brewing equipment costs associated with increased installation activity during the period, higher freight costs and higher production costs, offset by higher product margins which were driven by lower coffee prices and increased product pricing within our DSD network.

Operating expenses in the second quarter of fiscal 2019 decreased $3.5 million, or 6.3%, to $52.7 million, or 33.0% of net sales, from $56.3 million, or 33.6% of net sales, in the prior year period. The decrease in operating expenses during the period was primarily due to a $2.5 million decrease in selling expenses and a $2.2 million decrease in general and administrative expenses.

The decrease in selling expenses was associated with headcount reductions and other efficiencies from DSD route optimization and the decrease in general and administrative expenses was associated with synergies achieved though the Boyd business acquisition and conclusion of the transition services and co-manufacturing agreements with Boyd Coffee at the beginning of October 2018, offset by higher acquisition and integration costs and bad debt expense. Net gains from sales of assets in the second quarter of fiscal 2019 included $0.1 million in earnout from the sale of spice assets and net losses of $0.9 million from sales of other assets, primarily associated with the Boyd Coffee plant decommissioning, as compared to $0.4 million in earnout from the sale of spice assets and net losses of $0.1 million from sales of other assets in the prior year period.

As a result of the foregoing factors, income from operations in the second quarter of fiscal 2019 was $0.5 million, as compared to income from operations of $10,000 in the prior year period.

Interest expense in the second quarter of fiscal 2019 increased $0.8 million to $3.3 from $2.5 million over the prior year period principally due to higher borrowings primarily related to the Boyd business acquisition and the write-off of deferred financing costs associated with refinancing our prior revolving credit facility in November 2018.

We recorded a pension settlement charge in in the second quarter of fiscal 2019 of $10.9 million due to the termination of the Farmer Bros. Co. Pension Plan for Salaried Employees effective December 1, 2018. By terminating the Farmer Bros. Plan, we reduced our overall pension projected benefit obligation by approximately $24.4 million. The $10.9 million settlement charge is non-cash as a result of the pension plan termination we expect to realize lower Pension Benefit Guaranty Corporation expenses in the future of approximately $0.3 million to $0.4 million per year.

Other, net in the second quarter of fiscal 2019 decreased by $1.3 million from $1.0 million in the quarter compared to $2.2 million in the prior year period primarily due to increased mark-to-market losses on coffee-related derivative instruments not designated as accounting hedges in the quarter of $0.9 million compared to $0.2 million in the prior year period.

Income tax benefit was $2.7 million in the second quarter of fiscal 2019 as compared to income tax expense of $16.8 million in the prior year period. The higher tax expense of $16.8 million in the prior year quarter was impacted by the Tax Cuts and Jobs Act of 2017 that resulted in a reduction in our estimated effective tax rate and a recalculation of our deferred tax assets.

As a result of the foregoing factors, net loss was $(10.1) million in the second quarter of fiscal 2019 as compared to net loss of $(17.1) million in the prior year period. Net loss available to common stockholders was $(10.2) million, or $(0.60) per common share available to common stockholders-diluted, in the second quarter of fiscal 2019, compared to net loss available to common stockholders of $(17.2) million, or $(1.03) per common share available to common stockholders-diluted, in the prior year period.

Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Adjusted EBITDA was $12.4 million in the second quarter of fiscal 2019, as compared to $10.5 million in the prior year period, and Adjusted EBITDA Margin was 7.8% in the second quarter of fiscal 2019, as compared to 6.3% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $600 million in fiscal 2018 and has approximately 1,500 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Mike Keown, President and CEO, and David Robson, Treasurer and CFO, will host an audio-only investor conference call today, February 11, 2019, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the second quarter ended December 31, 2018. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/m6/p/22mig2gf and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing Toll Free:  1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 2087027.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward- looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the success of our corporate relocation plan, the timing and success of implementation of our direct-store-delivery restructuring plan, our success in consummating acquisitions and integrating acquired businesses, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC. The results of operations for the three and six months ended December 31, 2018 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Net sales	$159,773	$167,366	$307,213	$299,079
Cost of goods sold	106,529	111,089	205,734	196,719
Gross profit	53,244	56,277	101,479	102,360
Selling expenses	39,591	42,127	76,901	74,984
General and administrative expenses	12,140	14,305	20,757	25,664
Restructuring and other transition expenses	207	139	4,674	259
Net gains from sale of spice assets	(138)	(395)	(390)	(545)
Net losses from sales of other assets	942	91	1,113	144
Operating expenses	52,742	56,267	103,055	100,506
Income (loss) from operations	502	10	(1,576)	1,854
Other (expense) income:
Dividend income	—	6	—	11
Interest income	—	1	—	2
Interest expense	(3,332)	(2,506)	(6,184)	(4,674)
Pension settlement charge	(10,948)	—	(10,948)	—
Other, net	953	2,217	1,610	3,967
Total other expense	(13,327)	(282)	(15,522)	(694)
(Loss) income before taxes	(12,825)	(272)	(17,098)	1,160
Income tax (benefit) expense	(2,725)	16,788	(4,012)	17,380
Net loss	$(10,100)	$(17,060)	$(13,086)	$(16,220)
Less: Cumulative preferred dividends, undeclared and unpaid	134	129	266	129
Net loss available to common stockholders	$(10,234)	$(17,189)	$(13,352)	$(16,349)
Net loss available to common stockholders per common share—basic	$(0.60)	$(1.03)	$(0.79)	$(0.98)
Net loss available to common stockholders per common share—diluted	$(0.60)	$(1.03)	$(0.79)	$(0.98)
Weighted average common shares outstanding—basic	16,985,157	16,723,498	16,971,995	16,711,660
Weighted average common shares outstanding—diluted	16,985,157	16,723,498	16,971,995	16,711,660

FARMER BROS. CO.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	December 31, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$13,333	$2,438
Accounts receivable, net	79,450	58,498
Inventories	115,540	104,431
Income tax receivable	324	305
Prepaid expenses	7,335	7,842
Total current assets	215,982	173,514
Property, plant and equipment, net	193,626	186,589
Goodwill	36,224	36,224
Intangible assets, net	30,179	31,515
Other assets	8,703	8,381
Deferred income taxes	43,343	39,308
Total assets	$528,057	$475,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	78,124	56,603
Accrued payroll expenses	17,176	17,918
Short-term borrowings under revolving credit facility	—	89,787
Short-term obligations under capital leases	103	190
Short-term derivative liabilities	4,201	3,300
Other current liabilities	8,448	10,659
Total current liabilities	108,052	178,457
Long-term borrowings under revolving credit facility	130,000	—
Accrued pension liabilities	47,593	40,380
Accrued postretirement benefits	18,336	20,473
Accrued workers’ compensation liabilities	4,938	5,354
Other long-term liabilities	813	1,812
Total liabilities	$309,732	$246,476
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of December 31, 2018 and June 30, 2018; liquidation preference of $15,355 and $15,089 as of December 31, 2018 and June 30, 2018, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 17,002,529 and 16,951,659 shares issued and outstanding as of December 31, 2018 and June 30, 2018, respectively	17,002	16,952
Additional paid-in capital	56,135	55,965
Retained earnings	206,955	220,307
Unearned ESOP shares	—	(2,145)
Accumulated other comprehensive loss	(61,782)	(62,039)
Total stockholders’ equity	$218,325	$229,055
Total liabilities and stockholders’ equity	$528,057	$475,531

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Six Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(13,086)	$(16,220)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,630	15,330
Provision for doubtful accounts	1,637	129
Restructuring and other transition expenses, net of payments	2,457	(958)
Deferred income taxes	(3,265)	16,555
Pension settlement charge	10,948	—
Net losses (gains) from sales of spice assets and other assets	723	(401)
ESOP and share-based compensation expense	1,857	1,844
Net losses (gains) on derivative instruments and investments	6,205	(726)
Change in operating assets and liabilities:
Proceeds from sales of trading securities	—	375
Accounts receivable	(21,299)	(8,102)
Inventories	(11,326)	(6,629)
Income tax receivable	(19)	112
Derivative assets (liabilities), net	(9,234)	(3,038)
Prepaid expenses and other assets	1,213	352
Accounts payable	21,534	1,302
Accrued payroll expenses and other current liabilities	(5,458)	1,178
Accrued postretirement benefits	(2,137)	(676)
Other long-term liabilities	(2,026)	(1,960)
Net cash used in operating activities	$(5,646)	$(1,533)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	$—	$(39,608)
Purchases of property, plant and equipment	(23,120)	(14,672)
Purchases of assets for construction of new facility	—	(1,577)
Proceeds from sales of property, plant and equipment	105	85
Net cash used in investing activities	$(23,015)	$(55,772)
Cash flows from financing activities:
Proceeds from revolving credit facility	$40,642	$69,758
Repayments on revolving credit facility	(429)	(12,949)
Payments of capital lease obligations	(137)	(591)
Payment of financing costs	(1,027)	(365)
Proceeds from stock option exercises	507	625
Net cash provided by financing activities	$39,556	$56,478
Net increase (decrease) in cash and cash equivalents	$10,895	$(827)
Cash and cash equivalents at beginning of period	2,438	6,241
Cash and cash equivalents at end of period	$13,333	$5,414

Supplemental disclosure of non-cash investing and financing activities:
Net change in derivative assets and liabilities included in other comprehensive loss, net of tax	$(2,239)	$(2,415)
Non-cash additions to property, plant and equipment	$2,928	$557
Non-cash portion of earnout receivable recognized—spice assets sale	$390	$545
Non-cash receivable from West Coast Coffee—post-closing final working capital adjustment	$—	$218
Non-cash portion of earnout payable recognized-West Coast Coffee	$840	$—
Non-cash consideration given—Issuance of Series A Preferred Stock	$—	$11,756
Non-cash Multiemployer Plan Holdback payable recognized—Boyd Coffee acquisition	$—	$1,056
Cumulative preferred dividends, undeclared and unpaid	$266	$129

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets;

•	non-cash pension settlement charges; and

•	acquisition and integration costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to (i) the corporate relocation plan, consisting primarily of employee retention and separation benefits, pension withdrawal expense, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) the DSD restructuring plan, consisting primarily of severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.
Beginning in the first quarter of fiscal 2019, for purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07 because such interest expense is not reflective of our ongoing operating results.

In the second quarter of fiscal 2019, we modified the calculation of Adjusted EBITDA and Adjusted EBITDA Margin to exclude a non-cash pretax pension settlement charge resulting from the amendment and termination of the Farmer Bros. Plan effective December 1, 2018. This modification to our non-GAAP financial measures was made because such expenses are not reflective of our ongoing operating results and adjusting for them will help investors with comparability of our results.

We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Prior year periods set forth in the tables below have been retrospectively adjusted to reflect the impact of certain changes in accounting principles and corrections to previously issued financial statements, and the adoption of new accounting standards in the three and six months ended December 31, 2018 that required retrospective application.
Set forth below is a reconciliation of reported net loss to EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Net loss, as reported	$(10,100)	$(17,060)	$(13,086)	$(16,220)
Income tax (benefit) expense	(2,725)	16,788	(4,012)	17,380
Interest expense (1)	1,735	861	2,938	1,384
Depreciation and amortization expense	7,902	8,077	15,630	15,330
EBITDA	$(3,188)	$8,666	$1,470	$17,874
EBITDA Margin	(2.0)%	5.2%	0.5%	6.0%
____________
(1) Excludes interest expense of $1.6 million for each of the three months ended December 31, 2018 and 2017, respectively, and excludes interest expense of $3.3 million in each of the six months ended December 31, 2018 and 2017, resulting from the adoption of ASU 2017-07.
Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Net loss, as reported	$(10,100)	$(17,060)	$(13,086)	$(16,220)
Income tax (benefit) expense	(2,725)	16,788	(4,012)	17,380
Interest expense(1)	1,735	861	2,938	1,384
Depreciation and amortization expense	7,902	8,077	15,630	15,330
ESOP and share-based compensation expense	945	1,038	1,857	1,844
Restructuring and other transition expenses(2)	207	139	4,674	259
Net gains from sale of spice assets	(138)	(395)	(390)	(545)
Net losses from sales of other assets	942	91	1,113	144
Acquisition and integration costs	2,727	971	3,738	3,382
Pension settlement charge	10,948	—	10,948	—
Adjusted EBITDA	$12,443	$10,510	$23,410	$22,958
Adjusted EBITDA Margin	7.8%	6.3%	7.6%	7.7%
____________
(1) Excludes interest expense of $1.6 million in each of the three months ended December 31, 2018 and 2017, and $3.3 million in each of the six months ended December 31, 2018 and 2017, resulting from the adoption of ASU 2017-07.

(2) In the six months ended December 31, 2018, includes $3.4 million, including interest, assessed by the WC Pension Trust representing the Company’s share of the WCTPP unfunded benefits due to the Company’s partial withdrawal from the WCTPP as a result of employment actions taken by the Company in 2016 in connection with the corporate relocation plan, net of payments of $0.8 million in the six months ended December 31, 2018.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Kaitlin Kikalo
212-355-4449